Exhibit 99.1

Contact: Maria Brous

(863) 680-5339

Publix Reports Third Quarter Results and Stock Price

LAKELAND, Fla., Nov. 2, 2009 — Publix’s sales for the third quarter of 2009 were $5.83 billion, a 0.6 percent increase from last year’s $5.8 billion. Comparable-store sales for the third quarter of 2009 decreased 4.7 percent.

Net earnings for the third quarter of 2009 were $254.9 million, compared to $201.8 million in 2008, an increase of 26.3 percent. Earnings per share increased to $0.32 for the third quarter of 2009, up from $0.25 per share in 2008.

Publix’s sales for the first nine months of 2009 were $18.2 billion, a 1.8 percent increase from last year’s $17.9 billion. Comparable-store sales for the first nine months of 2009 decreased 3.4 percent.

Net earnings for the first nine months of 2009 were $877.3 million, compared to $840.7 million in 2008, an increase of 4.3 percent. Earnings per share increased to $1.11 for the first nine months of 2009, up from $1.02 per share in 2008.

These amounts are based on unaudited reports that will be filed later this week with the U.S. Securities and Exchange Commission (SEC). The company’s quarterly report to the SEC, Form 10-Q, will be available Nov. 5 on its Web site at www.publix.com/stock.

Effective Nov. 1, 2009, Publix’s stock price increased from $16.05 per share to $16.30 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“We are pleased with the improvement in our net earnings compared to the third quarter of 2008. But we understand our net earnings are essentially the same as our results for the third quarters of 2006 and 2007,” said Publix CEO Ed Crenshaw. “Even in these difficult times, our associates continue to deliver the excellent service our customers expect.”

Publix is privately owned and operated by its 139,000 employees, with 2008 sales of $23.9 billion. Currently Publix has 1,015 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 12 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s Web site, www.publix.com. ###